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
FIVE YEAR TREND
================================================================================================================================
($ in Millions, Except Per Share Data)
                                                                 At or For the Year Ended December 31,
                                      ------------------------------------------------------------------------------------------
                                         1999                1998                 1997               1996                1995
                                      ----------          ----------           ----------         ----------          ----------
  Net Operating Earnings                 $244                $217                $157                $121                $79
  Operating EPS                          2.17                1.89                1.45                1.11               0.72

  Return on Assets                       1.11%               1.02%               0.78%               0.61%              0.38%
  Return on Equity                      16.74               16.34               14.25               12.00               8.29
  Net Interest Margin                    2.91                2.68                2.51                2.40               2.07
  Efficiency Ratio                      51.40               53.91               51.17               52.55              59.83

  NPAs/Assets                            0.36                0.37                0.67                1.30               1.55

Reported results adjusted for special or unusual items.
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
SECOND QUARTER HIGHLIGHTS
==================================================================================================================
($ in Millions, Except Per Share Data)

                                              2Q 00                        2Q 99                        Change
                                        -----------------            -----------------             ---------------
  Net Earnings                                  $66.6                        $60.8                         +10%
  Earnings per Share                            $0.60                        $0.54                         +11%
  Return on Equity                             17.14%                       16.73%                     +41 b.p.
  Net Interest Income                            $156                         $140                         +12%
  Fee Income                                      $99                          $92                          +7%
  Non-Performing Assets                           $84                          $89                         (5%)

Reported earnings adjusted for special or unusual items.
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WHAT WAS THE STRATEGIC REVIEW PROCESS?
================================================================================
Objective:  Comprehensive review of all strategic options

  -  Detailed review of Dime's business plan

  -  Discussions with potential merger partners

     }  Confidentiality Agreements signed and information exchanged

  -  Reviewed options with financial partners

  -  Considered NFB proposal

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WHY NOT NORTH FORK PROPOSAL?
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  -  Double digit dilution to Dime stockholders

  -  Does not provide Dime stockholders with a control premium

  -  Based on unachievable and unrealistic assumptions

  -  NFB's offer of 7.3x 2000E EPS is far below comparable transactions

  -  CSFB and Merrill Lynch rendered inadequacy opinions


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WHY NO DISCUSSIONS WITH NORTH FORK?
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  -  NFB's offer represents no control premium and was deemed inadequate

  - Sufficient material is available through NFB's extensive regulatory filings to understand their offer and its assumptions

  -  Events reinforced original concerns about North Fork's proposal

     }  NFB missed 2 consecutive quarterly earnings estimates

     } NFB's stock has underperformed the S&P Regional Bank Index by 20% since announcing the offer

  - NFB indicated on a June 27th conference call that it would not raise its bid meaningfully


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WHAT WERE THE RESULTS?
================================================================================


  -  Discussions with Potential Merger Partners Yielded No Proposals for Dime

  -  $238 Million Investment by Warburg Pincus

  -  Tony Terracciano Named Chairman

  -  Dutch Auction Tender Offer for 12.5% of Dime's Shares

  -  Spin-Out of Litigation Tracking Warrants to Dime Shareholders

  -  Phase-out of Stockholder Rights Plan


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
WHY WARBURG PINCUS?
==================================================================================================================================

                                                   Warburg-Pincus                                        North Fork
                                  --------------------------------------------------      ----------------------------------------
  Advisors' Opinions              Fair                                                    Inadequate

                                  Non-dilutive until stock reaches $21.50; only 1%        Permanent double-digit dilution
  Dilution                        dilutive at $25.00

  Control Premium                 Retained by DME stockholders                            Out of Dime stockholders' hands

  Risks                           Extension of existing strategy                          Substantial integration risks

  Benefit                         Dutch Auction tender at                                 Transaction value uncertain
                                  $16-$18 cash

  Goodwill Lawsuit                Distributed to Dime stockholders                        Shared with NFB stockholders

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BENEFITS OF WARBURG PINCUS INVESTMENT
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  -  Affirms that franchise is currently undervalued

  -  Affirms franchise value potential

  -  Non-dilutive until stock rises to $21.50; more than 20% above the NFB offer

  - Dutch Auction provides cash-out at values consistent with NFB without the integration risk

  -  Does not foreclose future sale of the Company


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